EXHIBIT 5.1
                                  EXHIBIT 23.1


                               MICHAEL A. LITTMAN
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                         303-422-8127 * 303-431-1567 fax
                                malattyco@aol.com


                                October 16, 2014

RICH CIGARS, INC.
5100 SW 103RD ST.
OCALA, FLORIDA 34476

Re:  Registration Statement on Form S-1 for common shares of  Rich Cigars, Inc.

Gentlemen:

         At  your   request,   I  have  examined   Registration   Statement  No.
__________________ which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of:

          (a) 58,080 common shares to be distributed to Distributees of Rich Keys Enterprises, LLC

          (b) 246,080 shares of common stock for resale by Distributees of the Rich Keys Enterprises, LLC, and other shareholders

         In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and not others:

          a.   Articles of Incorporation of the Company, as amended to date;

          b.   Bylaws of the Company, as amended to date; and

          c. Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

         I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy of accuracy of such documents and records.

         Based on the foregoing, it is my opinion that the stock being registered under the Registration Statement, as issued, is and will be duly and validly authorized, fully paid and non-assessable under 7-106-101 and 7-106-202 of the Colorado Revised Statutes (C.R.S.)

         I express no opinion as to compliance with State Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have.

         I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock described in the Registration Statement in connection with the offering described therein.

         This opinion covers only matters pertaining to Florida Revised Statutes and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

         The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

                                             Sincerely,

                                             /s/Michael A. Littman
                                             ------------------------
                                             Michael A. Littman